EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports Second Quarter 2022
Financial and Operating Results
•Second quarter 2022 net loss of $91.8 million, adjusted EBITDA of $50.5 million and cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $25.6 million
•Adjusted EBITDA was impacted by approximately $3.6 million of estimated weather-related interruptions in the Rockies segment, maintenance activities and wells temporarily shut-in behind the Northeast segment and deal costs incurred during the quarter
•Sold the Lane Gathering and Processing System in the Delaware Basin and assigned the associated take-or-pay firm capacity on Double E to a Subsidiary of Matador Resources Company for $75 million in cash
•Reduced total debt by $82 million, increasing available liquidity to approximately $255 million
•Expect to be at the high-end of previously announced 2022 Adjusted EBITDA guidance range of $205 million to $220 million
•Current producer development plans include at least 200 new well connections in 2023 behind our systems, which we expect to result in at least 10% year-over-year Adjusted EBITDA growth

Houston, Texas (August 4, 2022) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended June 30, 2022, including a net loss of $91.8 million, adjusted EBITDA of $50.5 million and DCF of $25.6 million. SMLP also recognized an impairment of $84.5 million related to the sale of its Lane Gathering and Processing System in the Delaware Basin. Operated natural gas throughput from wholly owned assets averaged 1,200 million cubic feet per day (“MMcf/d”) and liquids throughput averaged 54 thousand barrels per day (“Mbbl/d”). Total quarterly natural gas gathering volume throughput, including SMLP’s proportionate share from OGC and Double E, decreased 32 MMcf/d relative to the first quarter of 2022, primarily due to approximately 55 MMcf/d of reductions resulting from maintenance activities and wells temporarily shut-in behind the Northeast segment, partially offset by nearly 70% volume growth behind Double E. Natural gas volumes benefited from 8 new wells brought online behind our wholly owned systems and 6 new wells brought online behind our Ohio Gathering joint venture during the quarter. Second quarter 2022 liquids volume decreased by 11 Mbbl/d, or 16.9% relative to the first quarter of 2022 primarily due to severe winter weather in North Dakota and no new wells brought online during the quarter.

Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit's second quarter 2022 financial and operating results were ahead of internal expectations, despite approximately $3.6 million of unexpected weather, maintenance and deal costs, which was driven by continued strong performance from recent wells turned in line and lower than anticipated operating expenses for the quarter. I’d like to thank our team up in North Dakota for the significant effort made to get our systems back online safely and quickly. Based on year-to-date financial results and the timing and performance of recent well connections in 2022, we believe we will trend toward the high end of our previously announced Adjusted EBITDA guidance range of $205 to $220 million. We continue to see strong momentum behind our systems throughout the second half of the 2022 and into 2023 which we believe positions SMLP for strong growth in 2023.”

“Based on recent customer development plans, permitting and rig activity, and commodity price expectations of over $80 per barrel of crude oil and over $5 per MMBtu of natural gas in 2023, we currently expect to connect at least 200 wells to our systems in 2023. While this remains below pre-pandemic average well connections of approximately 260 wells per year, this would be a 80% increase from the average wells connected to the system in 2021 and 2022. We are seeing positive momentum in virtually all our operating segments. In the Northeast, along with increasing activity, we are optimistic about the potential impact of Ascent Resources, LLC's recently announced acquisition of ~26,800 net acres in the Utica that is dedicated to our wholly owned SMU system. In the Piceance, we continue to work with our customers on a multi-year development program that would bring approximately 200 wells online over the next couple years. We expect the first batch of approximately 15 to 20 wells to come online

EXHIBIT 99.1
beginning in Q2 2023 and continue thereafter. We believe this activity will offset natural production declines and result in modest volume growth longer-term in the Piceance. In the Barnett, we are currently working with our customers on a development program that includes over 30 new wells in 2023. The outperformance of recent well results and increased level of activity in 2023 would drive meaningful volume growth behind that segment. In the Williston, we expect to be at the higher end of our previously announced 45 – 65 well connections in 2022 and based on recent customer conversations we believe there could be comparable levels of well connections in 2023. This level of activity would drive meaningful liquids volume growth behind the system over the next several quarters. While it’s still too early to formally provide 2023 guidance, we believe this level of well connection activity and continued contracted EBITDA growth behind our Double E joint venture to generate at least 10% year-over-year Adjusted EBITDA growth in 2023. We are excited about the potential impact of this growth on our business and balance sheet and will continue to provide updates throughout the year as our customer’s plans further develop.”

“We also achieved another key milestone during the quarter with the sale of our Lane Gathering & Processing System to a wholly owned subsidiary of Matador Resources Company (“Matador”) for a cash sale price of $75 million and the assumption of an additional 60 MMcf/d take-or-pay firm capacity behind Double E. The transaction reduced our total leverage ratio by ~0.3x and increased our total liquidity to $255 million as of June 30, 2022. The transaction also expands Double E’s commercial relationship with Matador, a significant acreage holder owning nearly 125,000 net acres in Eddy and Lea Counties in southeastern New Mexico. Matador now has two gas processing complexes connected to the Double E system, Matador’s interest in San Mateo Midstream, LLC’s 460 MMcf/d Black River Processing Plant Complex and the 60 MMcf/d Lane G&P System acquired from us. Additionally, as the availability of pipeline takeaway capacity out of New Mexico continues to tighten with current levels of drilling activity, we are in active dialogue with multiple new shippers to fill up the remaining unsubscribed firm capacity in Double E and potentially further expand the pipeline’s capacity to over 2.0 Bcf per day.”
Second Quarter 2022 Business Highlights
In the second quarter of 2022, SMLP’s average daily natural gas throughput for its wholly owned operated systems decreased by 106 MMcf/d to 1,200 MMcf/d, and liquids volumes decreased by 11 Mbb/d to 54 Mbbl/d, relative to the first quarter of 2022. Ohio Gathering Company natural gas throughput decreased 36 MMcf/d to 562 MMcf/d and generated $7.5 million of adjusted EBITDA net to SMLP for the second quarter of 2022. Double E Pipeline gross volumes transported increased 127 MMcf/d to 314 MMcf/d and generated $3.9 million of adjusted EBITDA net to SMLP for the second quarter of 2022. SMLP’s customers are currently operating eight drilling rigs on acreage behind SMLP's gathering systems and have approximately 48 wells that have been drilled and are expected to be turned in line later this year.
Natural gas price driven segments:
•Natural gas price driven segments had combined quarterly segment adjusted EBITDA of $41.2 million and combined capital expenditures of $4.6 million in the second quarter of 2022.
•Northeast segment adjusted EBITDA of $18.6 million decreased by $1.5 million from the first quarter of 2022, primarily due to a 14.7% decrease in volume on our wholly owned systems and a 6.1% decrease in volume at our Ohio Gathering Company ("OGC") joint venture. The volume decline was primarily driven by approximately 45 MMcf/d of maintenance related downtime upstream of our TPL-7 connection, approximately 9 MMcf/d of volume temporarily shut-in behind our wholly-owned SMU system and approximately 6 MMcf/d (8/8ths) of volume temporarily shut-in behind our OGC joint venture while customers were completing near-by wells, and natural production declines, partially offset by 6 new condensate wells that came online behind our OGC joint venture. We estimate that the maintenance related downtime and frac-protect activities impacted segment adjusted EBITDA by approximately $0.9 million, net to SMLP, during the quarter. The maintenance and frac-protect activities subsided beginning in July, we connected 4 new wells behind our wholly-owned SMU system in late July 2022 that are producing over 100 MMcf/d, and 9 new wells were recently connected behind our OGC joint venture that are expected to producer over 180 MMcf/d. We believe these activities will serve as a volume catalyst for the Northeast segment beginning in the third quarter of 2022.
•Piceance segment adjusted EBITDA of $15.4 million was generally in line with the first quarter of 2022. Volume throughput was flat with the prior quarter, primarily due to natural production declines, offset by volume from a new 9-well pad that was turned-in-line in October 2021. No new wells were connected during the quarter. We expect 17 permitted wells to be turned-in-line by one of our anchor customers in the fourth quarter of 2022.

EXHIBIT 99.1
•Barnett segment adjusted EBITDA of $7.2 million decreased by $2.0 million relative to the first quarter of 2022 primarily due to a $3.0 million increase in operating expenses resulting from commercial settlements that reduced operating expenses in prior periods, partially offset by a 1.5% increase in volume throughput. There were 4 new wells connected to the system at the end of April 2022 that achieved peak volumes of approximately 27 MMcf/d during the quarter. There were also 4 new wells that came online in late July and we expect an additional 4 wells in the fourth quarter of 2022 that are currently being drilled.
Oil price driven segments
•Oil price driven segments generated $18.7 million of combined segment adjusted EBITDA in the second quarter of 2022 and had combined capital expenditures of $1.2 million.
•Permian segment adjusted EBITDA of $4.8 million increased $0.7 million relative to the first quarter of 2022, primarily due to a $0.8 million increase in proportionate EBITDA from our Double E joint venture. The second quarter financial results include the Lane Gathering and Processing System, which we sold on June 30, 2022. Volumes on the Lane Gathering and Processing System were flat relative to the first quarter of 2022. Double E gross volume throughput averaged 314 MMcf/d during the second quarter of 2022, an increase of 127 MMcf/d, or approximately 70% growth relative to the first quarter of 2022. There are currently over 100 rigs running in Eddy and Lea Counties, New Mexico, which we believe will be a catalyst for additional volumes and long-term take-or-pay contracts behind our Double E joint venture.
•Rockies segment adjusted EBITDA of $13.9 million decreased $1.9 million relative to the first quarter of 2022, primarily due to an 11 Mbbl/d, or 16.9% decrease in liquids volumes because of significant weather-related interruptions during the quarter. Liquids volumes were completely shut-in across the system from April 23rd through early-May and ramped back up to normal production in late-May. We estimate that the winter storm reduced liquids volumes by approximately 11 Mbbl/d, accounting for nearly all the sequential volume decline, and impacted gross margin by approximately $1.7 million during the quarter. There were 4 new wells connected behind our gas gathering systems and no new wells connected behind our liquids system during the quarter. There are currently 4 rigs running with over 35 DUCs behind the system and over 25 wells expected to come online in the third quarter of 2022.

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Average daily throughput (MMcf/d):
Northeast (1)	632	853	687	800
Rockies	29	35	29	35
Permian (1)	27	29	27	29
Piceance	312	326	312	334
Barnett	200	198	199	195
Aggregate average daily throughput	1,200	1,441	1,254	1,393

Average daily throughput (Mbbl/d):
Rockies	54	63	60	64
Aggregate average daily throughput	54	63	60	64

Ohio Gathering average daily throughput (MMcf/d) (2)	562	514	580	536

Double E average daily throughput (MMcf/d) (3)	314	—	251	–
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EXHIBIT 99.1
(3)Gross, basis, represents 100% of volume throughput for Double E.

The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$18,568	$23,361	$38,636	$43,554
Rockies	13,899	14,732	29,729	30,884
Permian (3)	4,817	1,341	8,966	2,592
Piceance	15,350	20,324	31,118	41,358
Barnett	7,247	8,889	16,533	16,905
Total	$59,881	$68,647	$124,982	$135,293
Less: Corporate and Other (4)	9,410	6,517	17,762	12,720
Adjusted EBITDA	$50,471	$62,130	$107,220	$122,573
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $6.1 million in the second quarter of 2022, inclusive of maintenance capital expenditures of $1.9 million. Capital expenditures in the second quarter of 2022 were primarily related to growth projects to connect new pad sites in our Northeast and Rockies segments.

	Six Months Ended June 30,
	2022	2021
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$5,770	$3,734
Rockies	3,558	2,147
Permian	1,323	246
Piceance	2,828	(719)
Barnett	552	437
Total reportable segment capital expenditures	$14,031	$5,845
Corporate and Other	763	117
Total cash paid for capital expenditures	$14,794	$5,962
__________

EXHIBIT 99.1
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of June 30, 2022, SMLP had $151 million drawn under its $400 million ABL Revolver and $243.1 million of borrowing availability, after accounting for $5.9 million of issued, but undrawn letters of credit. As of June 30, 2022, SMLP's gross availability based on the borrowing base calculation in the credit agreement was $584 million, which is $184 million greater than the $400 million of lender commitments to the ABL Revolver. As of June 30, 2022 SMLP was in compliance with all financial covenants, including interest coverage of 2.7x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.6x relative to a maximum first lien leverage ratio of 2.5x. As of June 30, 2022, SMLP reported a total leverage ratio of 5.08x.
As of June 30, 2022, the Permian Transmission Credit Facility balance was $157.8 million, a reduction of $2.2 million relative to the December 31, 2021 balance of $160.0 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMLP.
MVC Shortfall Payments
SMLP billed its customers $7.8 million in the second quarter of 2022 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the second quarter of 2022, SMLP recognized $10.1 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the second quarter of 2022. SMLP’s MVC shortfall payment mechanisms contributed $10.1 million of total adjusted EBITDA in the second quarter of 2022.

	Three Months Ended June 30, 2022
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$—	$2,246	$—	$2,246
Piceance	6,251	6,251	—	6,251
Northeast	1,556	1,556	—	1,556
Total MVC shortfall payment adjustments	$7,807	$10,053	$—	$10,053

Total (1)	$7,807	$10,053	$—	$10,053
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1

	Six Months Ended June 30, 2022
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$288	$288	$—	$288
Total net change	$288	$288	$—	$288

MVC shortfall payment adjustments:
Rockies	$—	$4,491	$—	$4,491
Piceance	12,382	12,382	—	12,382
Northeast	3,066	3,066	—	3,066
Total MVC shortfall payment adjustments	$15,448	$19,939	$—	$19,939

Total (1)	$15,736	$20,227	$—	$20,227
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

Quarterly Distribution
The board of directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended June 30, 2022. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
Second Quarter 2022 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 5, 2022, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 404-400-0571 or toll-free 866-374-5140 and entering the PIN 91939799#. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and Distributable Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:

EXHIBIT 99.1
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which

EXHIBIT 99.1
operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(In thousands)
ASSETS
Cash and cash equivalents	$12,367	$7,349
Restricted cash	3,333	12,223
Accounts receivable	59,392	62,121
Other current assets	3,716	5,676
Total current assets	78,808	87,369
Property, plant and equipment, net	1,531,450	1,726,082
Intangible assets, net	156,877	172,927
Investment in equity method investees	519,553	523,196
Other noncurrent assets	23,645	12,888
TOTAL ASSETS	$2,310,333	$2,522,462

LIABILITIES AND CAPITAL
Trade accounts payable	$8,378	$10,498
Accrued expenses	21,323	14,462
Deferred revenue	9,720	10,374
Ad valorem taxes payable	4,738	8,570
Accrued compensation and employee benefits	6,760	11,019
Accrued interest	15,992	12,737
Accrued environmental remediation	2,108	3,068
Current portion of long-term debt	7,526	—
Other current liabilities	10,476	8,509
Total current liabilities	87,021	79,237
Long-term debt, net of issuance costs	1,232,512	1,355,072
Noncurrent deferred revenue	40,362	42,570
Noncurrent accrued environmental remediation	2,272	2,538
Other noncurrent liabilities	32,184	32,357
Total liabilities	1,394,351	1,511,774
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	113,574	106,325

Partners' Capital
Series A Preferred Units	81,290	169,769
Common limited partner capital	721,118	734,594
Total partners' capital	802,408	904,363
TOTAL LIABILITIES AND CAPITAL	$2,310,333	$2,522,462

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$61,631	$74,233	$125,651	$144,580
Natural gas, NGLs and condensate sales	28,278	16,416	50,736	37,180
Other revenues	9,154	9,392	18,802	17,599
Total revenues	99,063	100,041	195,189	199,359
Costs and expenses:
Cost of natural gas and NGLs	26,831	16,626	49,082	37,102
Operation and maintenance	22,277	17,507	39,339	34,100
General and administrative	10,473	29,360	23,433	39,938
Depreciation and amortization	30,111	28,364	60,556	56,875
Transaction costs	(13)	450	233	217
Gain on asset sales, net	(313)	(4)	(310)	(140)
Long-lived asset impairments	84,614	33	84,628	1,525
Total costs and expenses	173,980	92,336	256,961	169,617
Other income (expense), net	(4)	352	(4)	408
Gain (loss) on interest rate swaps	3,936	(2,686)	10,964	(2,692)
Loss on ECP Warrants	—	(12,159)	—	(13,634)
Interest expense	(24,887)	(15,502)	(49,050)	(29,455)
Loss before income taxes and equity method investment income	(95,872)	(22,290)	(99,862)	(15,631)
Income tax (expense) benefit	(325)	248	(375)	262
Income from equity method investees	4,393	2,304	8,428	4,619
Net loss	$(91,804)	$(19,738)	$(91,809)	$(10,750)

Net loss per limited partner unit:
Common unit – basic	$(9.53)	$(2.91)	$(8.45)	$(2.91)
Common unit – diluted	$(9.53)	$(2.91)	$(8.45)	$(2.91)

Weighted-average limited partner units outstanding:
Common units – basic	10,166	6,656	9,919	6,392
Common units – diluted	10,166	6,656	9,919	6,392

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Other financial data:
Net income (loss)	$(91,804)	$(19,738)	$(91,809)	$(10,750)
Net cash provided by operating activities	14,113	34,787	60,159	86,217
Capital expenditures	6,091	3,352	14,794	5,962
Contributions to equity method investees	—	43,324	8,444	48,943
Adjusted EBITDA	50,471	62,130	107,220	122,573
Cash flow available for distributions (1)	$25,626	$46,465	$57,379	$92,627
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,200	1,441	1,254	1,393
Aggregate average daily throughput – liquids (Mbbl/d)	54	63	60	64

Ohio Gathering average daily throughput (MMcf/d) (3)	562	514	580	536
Double E average daily throughput (MMcf/d) (4)	314	—	251	–
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross, basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(91,804)	$(19,738)	$(91,809)	$(10,750)
Add:
Interest expense	24,887	15,502	49,050	29,455
Income tax expense (benefit)	325	(248)	375	(262)
Depreciation and amortization (1)	30,346	28,598	61,025	57,344
Proportional adjusted EBITDA for equity method investees (2)	11,406	6,841	21,858	13,713
Adjustments related to capital reimbursement activity (3)	(1,578)	(2,225)	(3,306)	(3,470)
Unit-based and noncash compensation	582	1,048	2,272	3,015
Gain on asset sales, net	(313)	(4)	(310)	(140)
Long-lived asset impairment	84,614	33	84,628	1,525
Other, net (4)	(3,601)	34,627	(8,135)	36,762
Less:
Income from equity method investees	4,393	2,304	8,428	4,619
Adjusted EBITDA	$50,471	$62,130	$107,220	$122,573
Less:
Cash interest paid	38,565	14,984	42,039	27,869
Cash paid for taxes	149	15	149	15
Senior notes interest adjustment (5)	(15,795)	(512)	2,810	—
Maintenance capital expenditures	1,926	1,178	4,843	2,062
Cash flow available for distributions (6)	$25,626	$46,465	$57,379	$92,627
__________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering (subject to a one-month lag) adjusted EBITDA.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three and six months ended June 30, 2022, the amount includes $3.9 million of realized and unrealized gains related to the fair value of interest rate swaps and $0.2 million of severance expenses. For the six months ended June 30, 2022, the amount includes $11.0 million of realized and unrealized gains related to the fair value of interest rate swaps and $2.4 million of severance expenses. For the three months ended June 30, 2021, the amount includes $19.3 million incremental loss contingency related to the Blacktail Release and a $12.2 million loss related to the change in the fair value of the ECP Warrants. For the six months ended June 30, 2021, the amount includes a $19.3 million incremental loss contingency related to the Blacktail Release and a $13.6 million loss related to the change in the fair value of the ECP Warrants.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six Months Ended June 30,
	2022	2021
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$60,159	$86,217
Add:
Interest expense, excluding amortization of debt issuance costs	44,609	26,008
Income tax expense (benefit)	375	(262)
Changes in operating assets and liabilities	962	(6,434)
Proportional adjusted EBITDA for equity method investees (1)	21,858	13,713
Adjustments related to capital reimbursement activity (2)	(3,306)	(3,470)
Other, net (3)	3,482	20,436
Less:
Distributions from equity method investees	20,451	13,116
Noncash lease expense	468	519
Adjusted EBITDA	$107,220	$122,573
Less:
Cash interest paid	42,039	27,869
Cash paid for taxes	149	15
Senior notes interest adjustment (4)	2,810	—
Maintenance capital expenditures	4,843	2,062
Cash flow available for distributions (5)	$57,379	$92,627
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2022, the amount includes $2.4 million of severance expenses. For the six months ended June 30, 2021, the amount includes a $19.3 million incremental loss contingency related to the Blacktail Release.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP